UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 4, 2008

FEI COMPANY

(Exact name of registrant as specified in its charter)

Oregon	000-22780	93-0621989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124

(Address of Principal Executive Offices, including Zip Code)

(503) 726-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On June 4, 2008, FEI Company (the “Borrower”) entered into a credit agreement (the “Credit Agreement”), by and among Borrower, FEI Technologies Inc., a wholly owned subsidiary of Borrower, JPMorgan Chase Bank, N.A. (the “Agent”), as Administrative Agent, J.P. Morgan Europe Limited, as Alternative Currency Agent, and each of the lenders party thereto. The Credit Agreement provides for a $100.0 million secured revolving credit facility, including a $10.0 million subfacility for swingline loans and a $50.0 million subfacility for the issuance of letters of credit. Borrower may, upon notice to Agent, request to increase the revolving loan commitments by an aggregate amount of up to $50.0 million with new or additional commitments subject only to the consent of the lender(s) providing the new or additional commitments, for a total secured credit facility of up to $150.0 million. There are currently no revolving loans or letters of credit outstanding under the Credit Agreement.

The revolving loans under the Credit Agreement bear interest, at the option of Borrower, at either (i) the alternate base rate, which is defined as a rate per annum equal to the higher of (A) Agent’s prime rate as announced from time to time and (B) the average rate of the overnight federal funds plus a margin equal to 0.50%, plus a margin equal to between 0.00% and 0.50%, depending on Borrower’s leverage ratio as of the fiscal quarter most recently ended, or (ii) a floating per annum rate based on LIBOR (based on one, two, three or six-month interest periods) plus a margin equal to between 1.00% and 2.00%, depending on Borrower’s leverage ratio as of the fiscal quarter most recently ended. A default interest rate shall apply on all obligations during an event of default under the Credit Agreement, at a rate per annum equal to 2.00% above the applicable interest rate. The Borrower is also obligated to pay closing fees, administration fees and commitment fees customary for a credit facility of this size and type. Revolving loans may be borrowed, repaid and reborrowed until June 4, 2013 and voluntarily prepaid at any time without premium or penalty.

The obligations under the Credit Agreement are and will be guaranteed by Borrower’s present and future material domestic subsidiaries. Pursuant to that certain Security and Pledge Agreement (the “Security Agreement”), dated as of June 4, 2008, among Borrower, the guarantors party thereto and Agent, the obligations under the Credit Agreement are secured by substantially all of the assets of Borrower and the guarantors.

The Credit Agreement contains customary covenants for a credit facility of this size and type, that include, among others, covenants that limit Borrower’s ability to incur indebtedness, create liens, merge or consolidate, dispose of assets, make investments, enter into swap agreements, pay dividends or make distributions, enter into transactions with affiliates, enter into restrictive agreements and enter into sale and leaseback transactions. The Credit Agreement provides for financial covenants that require Borrower to maintain a minimum interest coverage ratio and minimum liquidity, and limit the maximum leverage that Borrower can maintain at any one time.

The Credit Agreement contains customary events of default for a credit facility of this size and type that include, among others, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross-defaults to certain other material indebtedness, bankruptcy and insolvency defaults, material judgments defaults, defaults for the occurrence of certain ERISA events and change of control defaults. The occurrence of an event of default could result in an acceleration of the obligations under the Credit Agreement.

A copy of the Credit Agreement and the Security Agreement are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report and are incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated as of June 4, 2008, by and among Borrower, the Guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Alternative Currency Agent, and each of the Lenders party thereto from time to time

10.2	Security and Pledge Agreement, dated as of June 4, 2008, by and among Borrower, the Guarantors party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2008	FEI Company

/s/ Bradley J. Thies
Bradley J. Thies
Vice President, General Counsel and Secretary

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED June 10, 2008

Exhibit	Description

10.1	Credit Agreement, dated as of June 4, 2008, by and among, Borrower, the Guarantors party thereto from time to time, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as Alternative Currency Agent, and each of the Lenders party thereto from time to time and

10.2	Security and Pledge Agreement, dated as of June 4, 2008, by and among, Borrower, the Guarantors party thereto from time to time and JPMorgan Chase Bank, N.A., as Administrative Agent